EXHIBIT 3.1

CERTIFICATE OF MERGER

of

EUSA PHARMA (USA), INC.

with and into

CYTOGEN CORPORATION

(Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware)

The undersigned do hereby certify as follows:

FIRST:              The name and state of incorporation of the constituent corporations in the merger (the “Constituent Corporations”) are as follows:

Name	State of Incorporation
EUSA Pharma (USA), Inc.	Delaware
Cytogen Corporation	Delaware

SECOND:          An Agreement and Plan of Merger, dated as of March 10, 2008, among EUSA Pharma Inc. (the parent of EUSA Pharma (USA), Inc.), EUSA Pharma (USA), Inc. and Cytogen Corporation (the “Merger Agreement”), has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 228(a) and Section 251(b) and (c) of the Delaware General Corporation Law (the “DGCL”).

THIRD:              The name of the surviving corporation in the merger is Cytogen Corporation (the “Surviving Corporation”), which will continue its existence under the name “EUSA Pharma (USA), Inc.” pursuant to the amendment and restatement of the Certificate of Incorporation of Cytogen Corporation, as amended, effected by Article FOURTH hereof.

FOURTH:         The Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as set forth on the attached Exhibit A.

FIFTH:              The executed Merger Agreement is on file at the office of the Surviving Corporation at 650 College Road East, Princeton, New Jersey 08540.

SIXTH:              A copy of the executed Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

ME1 7314090v.2

IN WITNESS WHEREOF, EUSA Pharma (USA), Inc. and Cytogen Corporation have caused this Certificate of Merger to be executed by their duly authorized representatives this [8th] day of May, 2008.

EUSA PHARMA (USA), INC. By: /s/ Zoe Evans Name: Zoe Evans Title: Secretary

CYTOGEN CORPORATION By: /s/ Kevin G. Lokay Name: Kevin G. Lokay Title: President and Chief Executive Officer

ME1 7314090v.2

EXHIBIT A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CYTOGEN CORPORATION

The Certificate of Incorporation of Cytogen Corporation is amended and restated to read in its entirety as follows:

 FIRST:  The name of the corporation (the “Corporation”) shall be EUSA Pharma (USA), Inc.

                SECOND:  Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

THIRD:  The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:  The total number of shares of stock which the Corporation is authorized to issue is 1,000 shares of common stock, $.001 par value per share.

FIFTH:   The Board of Directors shall have the power to adopt, amend or repeal the by-laws of the Corporation.

SIXTH:  No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director.  Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.  No amendment to or repeal of this Article Sixth shall apply to or have any effect on the  liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.